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                                                                    EXHIBIT 21.1


                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                              LIST OF SUBSIDIARIES

NAME                                              JURISDICTION OF INCORPORATION
----                                              -----------------------------
SimSci International, Inc.                        CA, USA
SimSci Latinoamerica C.A.                         Venezuela
SimSci Japan K.K.                                 Japan
SimSci Limited                                    England and Wales
Simulation Sciences GmbH                          Germany
SimSci Asia Pacific Pte. Ltd.                     Singapore
SIMSCI DO BRASIL LTDA.                            Brazil
Simulation Sciences Foreign Sales, Inc.           Barbados